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                                                                      EXHIBIT 5
                      [LETTERHEAD OF RIORDAN & MCKINZIE]

                               FEBRUARY 23, 1996

Orchard Supply Hardware Stores Corporation
6450 Via Del Oro
San Jose, California 95119

Ladies and Gentlemen:

  We have acted as counsel to Orchard Supply Hardware Stores Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act"), of the sale in an underwritten public offering of up to 500,000 authorized but unissued shares of the Common Stock, $.01 par value per share (the "Common Stock"), of the Company (the "Company Shares"). This opinion is delivered to you in connection with that certain Registration Statement on Form S-3 (the "Registration Statement"), for the aforementioned sale, to be filed with the Securities and Exchange Commission (the "Commission") under the 1933 Act.

  In rendering the opinion set forth herein, we have made such investigations of fact and law, and examined such documents and instruments, or copies thereof established to our satisfaction to be true and correct copies thereof, as we deemed necessary under the circumstances.

  Based upon the foregoing and such other examination of law and fact as we have deemed necessary, and in reliance thereon, we are of the opinion that the Company Shares have been duly authorized and will, upon sale and delivery thereof and receipt by the Company of full payment therefor as contemplated in the Registration Statement, be validly issued, fully paid and nonassessable.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement.

                                          Very truly yours,

                                          /s/ Riordan & McKinzie